Exhibit 99

New Jersey Mining Announces the First Shipments of Concentrate from the New Golden Chest Mine

COEUR D'ALENE, Idaho, February 19, 2015 (GLOBE NEWSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) today announced shipments of approximately 100 tonnes of gold concentrate in five 20-tonne lots from its New Jersey Mill in Kellogg, Idaho.

The flotation concentrates are derived from ore produced at the nearby Golden Chest Mine by Juniper Mining LLC. Proceeds from the sale of the concentrates accrue to Gold Hill Reclamation and Mining Inc (“Gold Hill”), the lessee of the Golden Chest Mine. NJMC processes the ore at its New Jersey Mill, generating cash from milling fees and its share of a 2-percent NSR royalty on gold production.

The flotation concentrates contain gold, silver, and significant base metal (zinc and lead) sulfides. The total gold contained in the shipped concentrate is estimated at 540 troy ounces; and gold recovery continues to average approximately 94-percent. The mill concentration factor, or the ratio of the gold grade of the concentrate to that of the ore has been greater than 35:1, exceeding expectations.

The Golden Chest Mine commenced ore production in December 2014 and is operating in a ramp-up period, during which development is driving to deeper levels while ore production is building towards design capacity of approximately 300 tonnes per day. The gold grade of the concentrates has increased with each 20-tonne lot, reflecting the progression of mining from the upper margin of the orebody down into the higher-grade core of the deposit.

Visit the NJMC website (http://www.newjerseymining.com) to see photos and videos from the Golden Chest Mine and New Jersey Mill.

In September 2013, Golden Chest LLC leased the Skookum Shoot area to Juniper Resources LLC, granting it the exclusive right to conduct exploration, feasibility work, development, mining and processing minerals on the leased premises for 39 months. Juniper Resources subsequently assigned the lease to affiliate company Gold Hill Reclamation and Mining Inc. (“Gold Hill”). Juniper Mining LLC operates the Golden Chest Mine on behalf of Gold Hill.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

About New Jersey Mining Company

New Jersey Mining Company is headquartered in north Idaho where it built and is the majority-owner and operator of a fully-permitted, recently-upgraded, 360-tonne per day flotation mill and concentrate leach plant. The Company is manager and 47.88-percent owner of Golden Chest LLC, which owns the Golden Chest Mine, an historic lode gold producer on patented claims near Murray, Idaho. Golden Chest LLC leased the Skookum Shoot area to Gold Hill Reclamation and Mining Inc. NJMC is processing Golden Chest ore at its New Jersey Mill, generating cash through milling fees and a 2-percent NSR royalty on gold production that is forecast to continue well into 2016.

The Company's common stock trades on the OTC Market under the symbol "NJMC."

CONTACT: For more information on New Jersey Mining Company, please contact:

         Patrick Highsmith, President and Chief Executive Officer

         Email: phighsmith@newjerseymining.com

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.

Such factors include, among others, the risk that anticipated production levels are not attained, the risk that the mine plan changes due to rising costs or other operational details, the risk that different portions of the mineral deposit respond differently to processing, the risk that Juniper’s internal engineering studies are incorrect, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814